Exhibit 10.1
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (the “Agreement”) is made and is effective as of 11:59 p.m. the 31st day of December, 2008 (the “Effective Date”) by and between MedCath Partners, llc, a North Carolina limited partnership (the “Assignor”), Cape Cod Cardiac Cath, Inc., a Massachusetts charitable corporation (the “Assignee”), Cape Cod Hospital, a Massachusetts charitable corporation (“the Hospital”) solely for the obligations of the Hospital expressly set forth herein and CAPE COD CARDIOLOGY SERVICES, LLC, a North Carolina limited liability company (the “Company”). All capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in that certain Operating Agreement of the Company dated as of September 30, 2002, by and between the Assignee and the Assignor (as amended, the “Operating Agreement”).
     WHEREAS, the Assignor and the Assignee are the only members of the Company;
     WHEREAS, pursuant to Section 11.04 of the Operating Agreement the Assignee has exercised its right to acquire, and the Assignor has agreed to sell, transfer and assign to the Assignee, all of Assignor’s right, title and interest as a member of the Company, representing a fifty-one percent (51%) interest in the Company (the “Purchased Interest”);
     WHEREAS, the Assignee has agreed to assume all of the obligations of the Assignor with respect to the Purchased Interest pursuant to the Operating Agreement; and
     WHEREAS, in connection with the transfer of the Purchased Interest, the Assignee’s sole shareholder, the Hospital has agreed to guarantee all of the Company’s obligations to the Assignor pursuant to the Equipment Lease dated as of October 20, 1995 by and between the Company (as successor to Cape Cod Cardiology Services, L.P.), as lessee, and the Assignor, as lessor (as amended from time to time including without limitation as of the date hereof, the “Lease”);
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms of the Purchase Agreement, the parties hereto hereby act and agree as follows:
     1. Assignment. Subject to the terms and conditions of this Agreement, Assignor hereby assigns, transfers and sets over to the Assignee, effective from and after the Effective Date, all of such Assignor’s existing and future rights, title and interest of every nature in and to the Purchased Interest, free and clear of any and all liens and encumbrances.
     2. Assumption. Effective on and after the Effective Date, the Assignee hereby accepts the foregoing assignment and assumes all of the obligations and liabilities of Assignor with respect to the Purchased Interest pursuant to the Operating Agreement.
     Company agrees, and Assignee and Hospital agree to cause Company, to pay all liabilities and obligations of Company whether contingent or absolute, existing or hereafter arising, known or unknown, disclosed or undisclosed, to any third party as they come due and acknowledge that Assignor shall have no liability or obligation therefore.

     3. Purchase Price. The parties hereby agree that the purchase price for the Purchased Interest is $6,880,848.00 (the “Purchase Price”), payable in cash by wire transfer on the Effective Date. Upon Assignor’s receipt of the full amount of the Purchase Price from the Assignee, Assignor shall acknowledge such payment in writing delivered to Assignee.
     4. Lease; Guaranty. The parties acknowledge and agree that the Lease is amended as follows: (a) attached hereto as Exhibit A is a schedule of the equipment that is covered by the Lease as of the Effective Date and the payment schedule therefor, (b) the term of Lease shall continue with respect to each Group of equipment shown on Exhibit A for as long as lease payments are due with respect to such Group of equipment, (c) Section 14 of the Lease is hereby amended to permit either lessor or lessee to pledge their rights in the Lease to lenders of such parties or their affiliates as collateral for loans or other financing made to such parties by such lenders, subject however to the rights of the other party to the Lease, (d) Sections 17 and 18 are hereby deleted from the Lease, (e) the notice address for lessor is 10720 Sikes Place, Suite 300, Charlotte, NC 28277, Attention: President and (f) Assignor is the lessor under the Lease. Except as set forth above, the Lease remains in full force and effect
     The Hospital hereby unconditionally guarantees to Assignor all of the obligations and liabilities of the Company pursuant to the Lease. This is a guarantee of payment and not of collection. In the event that the Assignor is not paid any amount when due under the Lease, Assignor may exercise all of its rights and remedies directly against the Hospital as guarantor without any requirement that it first exhaust or exercise any rights and remedies against the Company.
     5. Distributions; Advances; Additional Amounts Due Assignor. In addition to the Purchase Price, contemporaneously with the execution of this Agreement and as a further condition to the effectiveness hereof, the Assignor shall cause the Company to pay to Assignor the following amounts:
     (a) $860,725.00 representing Assignor’s estimated share of the Company’s undistributed profits through November, 2008, it being agreed that Assignor’s share of the Company’s undistributed profits for December, 2008 shall be paid as part of the adjustment process described at the end of this Section 5;
     (b) $58,031.00 representing the lease payments due under the Lease with respect to January, 2009;
     (c) $77,085.00 representing an estimate of the reimbursement for payroll and employee benefits due to the Transferred Employees through December 27, 2008 to be paid by Assignor on behalf of the Company, it being agreed that Assignor also will pay payroll and benefits due to the Transferred Employees for the remainder of December, 2008, the cost of which shall be paid to Assignor as part of the adjustment process described at the end of this Section 5 ; and
     (d) $13,599.00 representing an additional amount which the parties acknowledge is due to Assignor.

     No later than January 15, 2009 Company, Hospital and Assignor shall reasonably agree upon the final amounts due to Assignor (x) for Assignor’s share of the Company’s profits for the year to date through the Effective Date that have not previously been distributed to Assignor, and (y) under subsection (c) above. Any adjusting payments due from one party to another shall be paid in cash no later than January 20, 2009. Hospital agrees that it is jointly and severally liable with the Company for any adjusting payments due to Assignor under the terms of this Section 5.
     The Assignor acknowledges and agrees that except as set forth above: (i) it has received all distributions from the Company to which it is entitled in respect of the Purchased Interest and that neither the Company nor the Assignee shall be required to make any further distributions or payments to the Assignor in respect of the Purchased Interest; (ii) neither it nor any of its Affiliates has made any advances or other loans to the Company that remain outstanding, and (iii) except for amounts due to the Assignor pursuant to the Lease or under the terms of this Agreement, no future payments are owed by the Company or the Assignee (or any of its Affiliates) to the Assignee or any of its Affiliates.
     6. Employees.
     (a) The parties acknowledge and agree that attached hereto as Exhibit B is a list of the individuals employed by the Assignor (or its affiliate) that are currently providing services to the Company and their respective hire dates and job code descriptions. Effective on the Effective Date, the Assignor (or its affiliate) shall terminate the employment of such employees, and the Company (or the Hospital) shall offer employment to all such employees. Such offer shall be in a comparable position. For purposes of this Agreement, any such employees who accept employment with the Company (or the Hospital) shall be referred to as the “Transferred Employees.” The compensation and terms of employment for the Transferred Employees will governed by the existing policies and/or Collective Bargaining Agreements of the Company and/or the Hospital. Any Transferred Employee who does not become a member of a Collective Bargaining Unit will be employed on an “at-will” basis by the Company or the Hospital pursuant to applicable policies and procedures of that respective entity.
     (b) The Company or the Hospital shall provide (or cause to be provided) to all Transferred Employees employee benefits, plans and programs that are substantially comparable to the benefits, plans and programs provided to similarly situated employees of the Assignee. For purposes of eligibility and vesting under any such plans or programs provided by the Company/Hospital, each Transferred Employee shall be credited with all of his or her service with the Assignor and its affiliates. In addition, for purposes of each such Assignee plan or program that is a health or welfare plan, to the extent permitted under the terms of such plan or program and in accordance with the non-discrimination rules under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Assignee shall waive (or cause to be waived) any waiting period and any pre-existing condition or restriction for Transferred Employees and their dependents.
     (c) The Company or the Hospital shall employ and retain for such period of time following the Effective Date such number of Transferred Employees as shall be necessary in its reasonable opinion to avoid any potential liability by the Assignor (or any of its affiliates) for a violation of the Workers Adjustment and Retraining Notification Act (or under any similar state or local law) arising from the Assignee’s (or its affiliate’s) failure to notify such Transferred Employees of a mass layoff or plant closing (as defined by such Act or similar state of local law). This provision will not prevent the Company or the Hospital from terminating a Transferred Employee who fails to satisfy performance expectations and/or commits misconduct after the Effective Date.
     (d) The Hospital, Assignee and the Company assume all obligations and liabilities to all Transferred Employees with respect their accrued PTO as of the Effective Date. The Assignor shall provide to the Hospital not later than January 5, 2009 the number of hours of accrued PTO for each Transferred Employee as of the Effective Date. The Assignor will be responsible for paying all wages and benefits (other than accrued PTO) to, and withholding and paying all related taxes for, all of the employees listed on Exhibit B through the Effective Date in accordance with applicable law, the cost of which shall be paid to Assignor as set forth in Section 5 above.
     7. Assignor Representations and Warranties. The Assignor herby represents and warrants to the Assignee as follows:
     (a) Organization. The Assignor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of North Carolina, with full power and authority to conduct its business as it is now being conducted.
     (b) Purchased Interest. The Assignor is the record and beneficial owner and holder of the Purchased Interest, free and clear of all liens and encumbrances. Other than the Operating Agreement, there are no contracts, whether written or oral, relating to the issuance, sale, or transfer of the Purchased Interest.
     (c) Enforceability; No Conflict; Authority. This Agreement constitutes the legal, valid, and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms, except as such enforceability may be limited by the availability of equitable remedies or defenses and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. The Assignor has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement by the Assignor nor the consummation or performance of the transaction contemplated hereby by the Assignor will give any person the right to prevent, delay or otherwise interfere with such transactions pursuant to:
(i)	any provision of the organizational documents of the Assignor;

(ii)	any resolution adopted by the members or governing body of the Assignor;

(iii)	any law or court order to which the Assignor or any Assignor Affiliate may be subject; or

(iv)	any contract to which the Assignor or any Assignor Affiliate is a party or by which the Assignor or any Assignor Affiliate may be bound.
The Assignor is not and will not be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of the transaction contemplated hereby.
     (d) Certain Proceedings. There is no pending action, written demand, charge or grievance, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), inspection, hearing, administrative or other proceeding (collectively, a “Proceeding”) that has been commenced against the Assignor and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transaction contemplated hereby. To the Assignor’s knowledge, no such Proceeding has been threatened.
     (e) Disclosure. The monthly reports on the financial performance arising from the operations of the Company for the period since October 1, 2007 that the Assignor has delivered to the Assignee (the “Assignor Reports”) are true and correct in all material respects. No representation or warranty or other statement made by the Assignor in this Agreement or otherwise in connection herewith contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
     8. Indemnification. Assignor will indemnify and hold harmless Assignee and Hospital and its representatives, members, officers, trustees and Affiliates (collectively, the “Indemnified Assignee Persons”) for, and will pay to the Indemnified Assignee Persons the amount of, any loss, liability, claim, damage (excluding all lost profits and incidental and consequential damages but including diminution in value with respect to the computation of the Purchase Price pursuant to Section 11.04 of the Operating Agreement), expense (including costs of investigation and defense and reasonable attorneys’ fees) whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with any breach of any representation or warranty made by the Assignor in this Agreement or any covenant or obligation of the Assignor in this Agreement. The remedies provided in this Section 8, together with the rights (a) to require Assignor’s specific performance of its obligations pursuant to this Agreement, and (b) to enjoin Assignor from engaging in conduct or activities that breach any such obligations, will be the exclusive remedies that may be available to the Assignee or the other Indemnified Assignee Persons.
     Company, Assignee and Hospital (the “Cape Cod Parties”) jointly and severally agree to indemnify and hold harmless Assignor and its representatives, members, officers, trustees and Affiliates (collectively, the “Indemnified Assignor Persons”) for, and will pay to the Indemnified Assignor Persons the amount of any Damages arising, directly or indirectly, from or in connection with any breach of any representation or warranty made by any of the Cape Cod Parties in this Agreement or any covenant or obligation of any of the Cape Cod Parties in this Agreement. The remedies provided in this Section 8, together with the rights (a) to require

Assignee’s specific performance of its obligations pursuant to this Agreement, and (b) to enjoin Assignee from engaging in conduct or activities that breach any such obligations, will be the exclusive remedies that may be available to the Assignor or the other Indemnified Assignor Persons, except as may arise under the Lease and the guaranty thereof as set forth in Section 4 hereof.
     9. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. Each party will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement.
     10. Further Assurances. The parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement. Assignor agrees to provide the books and records of the Company to the Cape Cod Parties no later than January 20, 2009.
     11. Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, and nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.
     12. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     13. Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to, and settled by, arbitration in the City of Boston, Commonwealth of Massachusetts, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The arbitrator shall have the authority to require each party’s specific performance of its obligations hereunder and to enjoin each party from engaging in conduct or activities that breach such party’s obligations hereunder. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees, except that in the discretion of the arbitrator, any award may include the cost of a party’s counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic.

     14. Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.
     15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     16. Assignments, Successors, and No Third Party Rights. Neither party may assign any of its rights or obligations under this Agreement without the prior consent of the other party, which consent may be granted or denied in such other party’s sole discretion, except that the Assignee may assign any of its rights or obligations under this Agreement to the Hospital or any of its Affiliates and Assignor may assign of its rights or obligations under this Agreement to the MedCath Incorporated or any of its Affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.
     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     18. Tax Matters. The Assignor and the Assignee acknowledge that, in connection with the transactions contemplated by this Agreement, the Company’s status as a partnership for federal and state income tax purposes will terminate as of the Effective Date, and the Assignor shall promptly prepare and timely file the final federal and state partnership tax returns of the Company for the tax period ending on the Effective Date.

     IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been executed under seal as of the date first above written.

ASSIGNEE:

CAPE COD CARDIAC CATH, INC.

By:	/s/ Michael G. Jones

Name:	Michael G. Jones
Title:	Clerk

ASSIGNOR:

MEDCATH PARTNERS, LLC

By:	/s/ Jeff Hinton

Name:	Jeff Hinton
Title:	Chief Financial Officer

COMPANY:

CAPE COD CARDIOLOGY SERVICES, LLC

By: Cape Cod Cardiac Cath, Inc.

By:	/s/ Michael G. Jones

Name:	Michael G. Jones
Title:	Clerk

HOSPITAL:

CAPE COD HOSPITAL

By:	/s/ Richard F. Salluzzo

Name: Title:	Richard F. Salluzzo President and Chief Executive Officer